Exhibit 20.1

Deutsche Bank Trust Company Americas

Global Transaction Banking

DEPOSITARY RECEIPTS	April 19, 2018

Depositary’s Notice of General Meeting of Shareholders:

ADR/GDR Issue:	MELCO RESORTS & ENTERTAINMENT LIMITED

CUSIP:	585464100	(DTC Eligible)	DR ISIN:	US5854641009

Country:	Incorporated in the Cayman Islands

Meeting Details:	Annual General Meeting to be held at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau

DR Record Date:	April 30, 2018

Voting Deadline:	May 29, 2018 at 10:00 AM (New York City time)

Meeting Date:	June 6, 2018 at 12:30 PM (Hong Kong time)

Meeting Agenda:	The Company’s Notice of Meeting is attached

Ratio (ORD:ADR):		3 : 1

Holders of American Depositary Receipts (“ADRs”) representing ordinary shares, par value US$0.01 per share (the “Deposited Securities”), of the Company are hereby notified of the Company’s Annual General Meeting of shareholders. A copy of the Notice of Meeting from the Company is attached.

Holders of record of ADRs as of the close of business on the ADS Record Date (the “Holders”) will be entitled, subject to any applicable law, the amended and restated deposit agreement entered into on November 29, 2011, as amended from time to time, between the Company, Deutsche Bank Trust Company Americas as depositary (the “Depositary”) and the Holders and beneficial owners of American Depositary Shares (“ADSs”) (the “Deposit Agreement”), the Company’s Memorandum and Articles of Association and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of voting rights, if any, pertaining to the ordinary shares or other Deposited Securities represented by their respective ADSs. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other Deposited Securities.

Upon the timely receipt of written instructions of a Holder of ADSs on the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Company’s Memorandum and Articles of Association and the provisions of or governing the Deposited Securities, to vote or cause the Custodian (as defined in the Deposit Agreement) to vote the ordinary shares and/or other Deposited Securities (in person or by proxy) represented by ADSs evidenced by such ADR in accordance with such voting instructions. Neither the Depositary nor the Custodian shall, under any circumstances, exercise any discretion as to voting, and neither the Depositary nor the Custodian shall vote, or attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the ordinary shares or other Deposited Securities represented by ADSs except pursuant to and in accordance with such written instructions from the Holders. Notwithstanding the above, save for applicable provisions of Cayman Islands law and/or Hong Kong law, and in accordance with the terms of Section 5.3 of the Deposit Agreement, the Depositary shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner in which such vote is cast or the effect of any such vote.

Please note that persons beneficially holding ADSs through a bank, broker or other nominee that wish to provide voting instructions with respect to the securities represented by such ADSs must follow the voting instruction requirements of, and adhere to the deadlines set by, such bank, broker or other nominee. Such requirements and deadlines will differ from those set forth herein for registered holders of ADSs.

Holders and persons and/or entities having a beneficial interest in any ADSs (“Beneficial Owners”) are advised that (a) the Depositary has not reviewed the Company’s website or any of the items thereon, and is not liable for the contents thereof, (b) neither the Depositary nor any of its affiliates controls, is responsible for, endorses, adopts, or guarantees the accuracy or completeness of any information contained in any document prepared by the Company or on the Company’s website and neither the Depositary nor any of its affiliates are or shall be liable or responsible for any information contained therein or thereon, (c) there can be no assurance that Holders or Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive this notice with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner, and (d) the Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Shares, or for the manner in which any vote is cast (provided that any such action or omission is in good faith) or the effect of any vote.

For more information about the Company, please visit www.melco-resorts.com.

Deutsche Bank - Depositary Receipts 212 250 9100 (Tel) 732 544 6346 (fax)

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